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                                   Exhibit 10

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                                                              March 3, 1997



Mr. Gerald D. Rogers
3827 Beverly Drive
Dallas, TX  75205

Dear Jerry:

         This letter, upon its execution and return by you, will evidence our agreement with respect to (i) your continued receipt of certain benefits following your resignation as President and Chief Executive Officer of Cyrix Corporation (the "Corporation") effective December 9, 1996 and (ii) the other matters addressed herein.

                  1.        Cash Compensation.

         a) The Corporation shall continue to make cash payments to you of $11,540 on a bi-weekly basis through June 9, 1998. You agree to consult with the Corporation on mutually agreed upon terms.

         b) The Corporation shall pay to you an amount equal to the sum of (i) $33,934, which represents your accrued vacation pay (totaling 235 hours) through December 8, 1996, plus (ii) $50,000 bonus, which represents 25% of the 1996 bonus of $200,000 set by the Board of Directors of the Corporation at the end of 1995. Such total amount will be paid to you in a lump sum in cash eight (8) days after your execution and delivery to the corporation of this agreement.

         2. Stock Options. The vesting of 300,000 outstanding stock options granted to you on January 26, 1995, and January 17, 1996, shall accelerate in full immediately. A total of 465,399 option shares are available for immediate exercise. The 40,399 option shares granted on January 15, 1991, shall be exercisable within the terms and conditions of such grant. Not withstanding termination of your employment with the Corporation or termination of your services as a Director, all other options shall be exercisable for ten years from the date of each option grant relevant to the Corporation's 1988 Incentive Stock Plan. The Corporation agrees that all the Options shall be exercisable without regard to any condition that you and/or your spouse execute either a Restricted Stock Purchase Agreement in the form attached as Attachment 1 to the Nonstatutory Stock Option Agreement between you and the Corporation, or any ov,,r agreement of any kind imposing restrictions on you or the stock acquired pursuant to the exercise of an Option (including any stock so acquired previously).

         3. Medical and/or Dental Benefit Continuation. You have previously been furnished with a letter from the Corporation advising you, in connection with your termination of employment, with regard to your right to continue certain medical and/or dental insurance coverage. If you should elect to continue the medical and/or dental insurance coverage in accordance with the terms of the Corporation's prior letter, the Corporation agrees to pay the premiums for the continuation of such coverage through June 9, 1998. In addition, the Corporation shall pay the costs of your annual physical examinations at the Cooper Clinic through June 9, 1998.

         4. Resignation from Other Positions. This letter agreement will evidence your resignation, effective December 9, 1996, not only from your position as President and Chief Executive Officer of the Corporation but also from all positions as an officer and/or director of any subsidiary of the Corporation. You shall continue to serve as a director of the Corporation in accordance with the Corporation's Bylaws until the Corporation1997 annual meeting of stockholders (and thereafter, if nominated and elected in accordance with the Corporation's Bylaws).

     5. Corporate Property. The Corporation hereby assigns and transfers to you all rights, title and interest in any computers and related peripheral equipment and accessories and the cellular phone that you have in your possession.

     6. Confidential Information. You agree not to publish or disclose to any person or entity, or to use for your personal benefit, any data or information concerning the Corporation or its products, business or affairs, including information concerning the Corporation's relationships with its manufacturers and customers (except such information as is publicly availab|~from other sources). These confidentiality obligations will expire (3) three years from the date of your cessation of your service as a director of the Corporation. Any violation by you of this paragraph 6 shall result in termination of the Corporation's payment established pursuant to paragraph 1 above and termination of the Corporation's obligation, to pay insurance premiums set forth in paragraph 3 above.

                  7. No Solicitation. You agree that prior to the first anniversary of the cessation of your service as a director of the Corporation, you shall not encourage or solicit any person who is either now or then an employee of the Corporation or any of its subsidiaries to terminate such employment. Any violation by you of this paragraph 7 shall result in termination of the Corporation's established payment pursuant to paragraph 1 above and termination of the Corporation's obligation to pay insurance premiums set forth in paragraph 3 above.

                  8.        Mutual Release.

         a) You hereby release and discharge the Corporation, its subsidiaries and affiliates, and their officers, directors, stockholders, employees, employee benefit plans and agents, from any and all actions, liabilities and/or claims for relief and remuneration whatsoever, with respect to any act, omission or transaction occurring up to and including the date of your execution of this letter agreement, arising out of, or in any way connected with, your employment or former employment by the Corporation or your separation from such employment, including but not limited to all matters in law, in equity, in contract, in tort or pursuant to any statute. This release includes, but is not limited to, any complaints or charges of wrongful termination or discrimination (based on your age or any other factor) under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Texas Commission on Human Rights Act, as amended, the Americans with Disabilities Act, as amended, and any other statute or law. Notwithstanding, the foregoing, neither this release nor any other provis|s of this letter agreement shall be deemed a waiver or release by you of (i) any of your rights under this letter agreement, or (ii) any of your rights under the Indemnification Agreement described in paragraph agreement below.



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                  b) The  Corporation  on its own  behalf  and on  behalf of its subsidiaries and other affiliated companies, hereby releases and discharges you and your heirs, executors, administrators, legal representatives, successors and assigns, of and from any and all claims, actions, suits, debts, liabilities,
contracts,   obligations  and  demands,  direct  and  indirect,   liquidated  or
unliquidated, contingent or matured, known or unknown, which the Corporation or any of its subsidiaries or other affiliated companies may now or hereafter have or claim to have against you and your heirs, executors, administrators, legal representatives, successors and assigns, regardless of the nature thereof or the manner in which such matters arose or accrued, and specifically including any matter that may be based on your sole or contributory negligence (whether active, passive or gross), pr^however, that the Corporation does not hereby release claims or causes of action it may hereafter have against you arising out of any breach by you of the provisions of this letter agreement.

         9. Timing. As stated in your original agreement, dated January 8, 1997, you had 21 days to consider and execute the agreement. This revised agreement should be considered and executed immediately. You further agree that the Corporation may require you to verify in writing that youxid not revoke this agreement during the seven-day revocation period as a condition to the Corporation making the payments set forth in paragraph 1 of this agreement.

     10. Consultation with Attorney. You are advised to consult with an attorney prior to executing this agreement.

     11. Indemnification. The Corporation acknowledges and confirms the continuing obligation of the Corporation to indemnify and advance expenses to you pursuant to the Indemnification Agreement dated March 25, 1988 betweenwxxe Corporation and you.

     12. Good and Sufficient Consideration. You acknowledge that the promises of the Corporation contained herein constitute good and sufficient consideration for the release and other promises made by you.

     13. Entire Agreement. This letter agreement constitutes the entire agreement of the parties and supersedes any and all prior agreements or understanding concerning the subject hereof. qrsi 14. Disclosure. The parties hereto agree that they will keep the terms and fact of this agreement confidential, except as may be required by law or judicial process and they will not make any disparaging statements about the other to any third person or party.



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         15.  Change in  Control.  In the event of a Change  in  Control  of the
Corporation after the date of this letter agreement, the Corporation shall pay you a lump sum in cash, on or before the fifth day following such Change of Control, the total amount of any severance payments remaining pursuant to paragraph 1(a) hereof. For the purposes of this paragraph 15, a Change in Control" will be deemed to have occurred if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Securities and Exchange Act of 1934) of a majority or more of the Corporation's outstanding common stock.

     Please indicate your agreement to the foregoing by executing and returning a copy of this letter agreement.

                                                          Very truly yours,
                                                          CYRIX CORPORATION

                                             By:/s/ James W. Swent, III
                                                   ---------------------
                                                    James W. Swent, III
                                                  Sr. V.P. Finance & CFO
Agreed to this 10th day of March, 1997.

/s/ Gerald D. Rogers
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    Gerald D. Rogers

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